Alaska Air Group, Inc.
P.O. Box 68947
Seattle, Washington 98168



	April 1, 1997




Dear Stockholder:

	You are cordially invited to attend the Annual Meeting of Stockholders of Alaska Air Group, Inc. at 2 p.m. on May 20, 1997, in the William M.
Allen Theater at the Museum of Flight, 9404 East Marginal Way South,
Seattle, Washington.

	We encourage you to participate at this meeting. Whether or not you plan to attend the meeting, please sign and return your proxy card as soon as possible. This will save your company the expense of contacting you again.

	Your opinion and your vote are important to us regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

	We look forward to visiting with you at the meeting and addressing your questions and comments.

	Sincerely,



	John F. Kelly
	Chairman, President and
	Chief Executive Officer

PAGE BREAK


Alaska Air Group, Inc.
P.O. Box 68947
Seattle, Washington  98168





NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 20, 1997

To Stockholders:

	The Annual Meeting of Stockholders of Alaska Air Group, Inc. will be held in the William M. Allen Theater at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington, at 2 p.m. on May 20, 1997, for the following purposes:

1.	To elect three directors for terms of three years each.

2.	To transact such other business as may properly come
before the meeting or any adjournment thereof.

	Only stockholders of record on March 21, 1997, will be entitled to vote at the meeting.

	By Order of the Board of Directors,




	Keith Loveless
	Corporate Secretary and
	Associate General Counsel

April 1, 1997
Seattle, Washington




YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, please sign and return the proxy in the enclosed envelope so your stock can be voted. The envelope requires no postage if mailed in the United States.

PAGE BREAK


Alaska Air Group, Inc.
P.O. Box 68947
Seattle, Washington 98168



PROXY STATEMENT

	This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alaska Air Group, Inc. ("Air Group" or "Company") to be used at the 1997 Annual Meeting of Stockholders
("Annual Meeting"), at 2 p.m. on May 20, 1997, in the William M. Allen Theater at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington. This proxy statement is being mailed to stockholders on approximately April 1, 1997.


PROXIES

	The shares represented by the enclosed proxy, when properly executed, will be voted in accordance with directions given by the stockholder.
Where the stockholder has provided no instructions, the shares will be voted in favor of the election of the three nominees for director and in support of management on any other matters that properly come before the Annual Meeting. A stockholder has the right to revoke, withdraw or change the proxy at any time before it is voted by contacting the Corporate Secretary of the Company. Other than the election of directors, the Company is not aware of any other matters to be presented at the Annual Meeting.


VOTING SECURITIES

	The Company's voting stock consists solely of common stock. On March 21, 1997, the record date for stockholders entitled to vote at the Annual Meeting, the Company had outstanding 14,558,789 shares of $1.00 par value common stock ("common stock"). Each share of common stock is entitled to one vote on any matter brought before the meeting.

	A majority of the outstanding shares must be present in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present, the affirmative vote of a majority of the shares present will be required to act on the election of directors. Abstentions or, in the case of the election of directors, withheld votes will be included in the number of shares present and will have the effect of voting against any matter before the meeting. Shares not voted by brokers will not be included in the number of shares present and therefore will have no effect on the voting.

	On December 31, 1996, the Company's 40l(k) plans held 1,121,228 shares, or 7.7% of the outstanding common stock, in trust for participants. The Alaska Air Group 401(k) trust includes Employee Stock Ownership Plan ("ESOP") features. Included in the total shares held by the 401(k) plans on behalf of employees of Alaska Airlines, Inc. ("Alaska Airlines") are 367,616 shares held by the ESOP ("ESOP shares") and 753,612 non-ESOP shares. As of December 31, 1996, 112,413 shares remain unallocated to participants' accounts.

	The trustee will vote the allocated shares in accordance with confidential instructions from each participant. If no instructions are received, the trustee will vote such allocated shares as it determines to be in the best interest of the participants. Unallocated ESOP shares are automatically voted by the trustee on behalf of participants in the same manner as the participants instructed the allocated shares to be voted.

Security Ownership of Certain Beneficial Owners and Management
5% Owners. The following table shows the beneficial ownership of each person or entity known by the Company to own more than 5% of the Company's common stock. Ownership shown is based on publicly available information reported as of February 15, 1997.

                  	                  Amount & Nature of    	Percent of
Name & Address of Beneficial Owner  	Beneficial Ownership	  Class
FMR Corp.                               	1,661,600	(1)	      11.4%
82 Devonshire Street
Boston, Massachusetts  02109

Alaska Airlines & Horizon Air           	1,121,228		           7.7%
Industries 40l(k) Plans
c/o BNY Western Trust Company,
Trustee
Two Union Square, Suite 520
601 Union Street
Seattle, Washington  98101

(1)	Includes the following shares beneficially owned by two wholly owned subsidiaries of FMR Corp.:  Fidelity Management & Research Company-
583,700 and Fidelity Management Trust Company-1,077,900. FMR Corp. has sole voting power for 1,056,800 shares and sole dispositive power for 1,661,600 shares.


Management.   The following table shows the beneficial ownership of Company common stock by all directors, director nominees, executive officers named in the Summary Compensation Table and all directors, nominees and executive officers as a group as of March 21, 1997, except for 40l(k) plan shares, which are as of December 31, 1996. As a group, the directors, nominees and executive officers owned 1.7% of the outstanding stock on that date. None of these individuals owns more than 1% of the outstanding common stock. Unless otherwise noted, they have sole voting and dispositive power over such shares.


Name of Individual      No. of Common Shares    Percent of
                        Beneficially Owned      Class Owned
George D. Bagley              32,693(1)

William H. Clapp              30,990(2)

Ronald F. Cosgrave            10,000

Mary Jane Fate                   115(3)

John R. Fowler                16,633(1)

John F. Kelly                 12,220(1)

Bruce R. Kennedy              25,285(1)(4)

R. Marc Langland               1,200

Harry G. Lehr                 16,706(1)

Byron I. Mallott                 400(1)

Robert L. Parker, Jr.            266

John V. Rindlaub               1,000

Michel A. Swanigan               403(1)

Richard A. Wien                1,000

All directors, nominees      248,307(1)(4)          1.7%
and executive officers as
a group (24 individuals)

(1)	Includes shares held in trust under the Company's 40l(k) plans.  Also includes the following options, which are exercisable within 60 days:

Name of Individual  	Stock Option Plans
George D. Bagley         	30,875
John R. Fowler	           15,525
John F. Kelly	             7,225
Bruce R. Kennedy	         12,000
Harry G. Lehr	            14,625
Michel A. Swanigan	          250
All directors, nominees 	159,025
and executive officers
as a group(24 individuals)

(2)	Includes 20,000 shares registered in the name of a family trust for which Mr. Clapp is a beneficiary and serves as co-trustee.

(3)	Does not include 1,546 shares registered in the name of her husband.
Mrs. Fate disclaims beneficial ownership of those shares.

(4)	Shares dispositive and investment power with spouse over the following shares: Mr. Kennedy-13,285; Mr. Mallott-400; and all directors, nominees and executive officers as a group-37,296.


ELECTION OF DIRECTORS

	Three directors are proposed to be elected at the Annual Meeting. The Board of Directors is divided into three classes serving staggered three-year terms. The persons named in the proxy intend to vote for the election of the three nominees named below. Each nominee has consented to serve as a director. If any nominee is unable to serve for any reason, the proxies or their substitutes will vote the shares represented by each proxy for such substitute nominees as the Executive Committee of the Board of Directors shall approve.


NOMINEES FOR DIRECTOR (Term expiring 2000)

MARY JANE FATE (63) - Mrs. Fate has been a director since 1979 and serves on the Compensation Committee. She has served as General Manager of a family business in Fairbanks, Alaska, since 1989. She was President and Executive Director of Baan o yeel kon Corporation (an Alaska Native village corporation) from 1981 to 1989. She is a director of Horizon Air Industries, Inc. ("Horizon Air") and Baan o yeel kon Corporation, and a member of the University of Alaska Board of Regents.

JOHN F. KELLY (52) - Mr. Kelly has been a director since 1989 and serves on the Executive Committee. He was elected Chairman, President and Chief Executive Officer of Air Group and Alaska Airlines and Chairman of Horizon Air in February 1995. He was Chief Operating Officer of Alaska Airlines from November 1994 to February 1995. He was Chairman of Horizon Air from February 1991 to November 1994 and President and Chief Executive Officer of Horizon Air from June 1987 to November 1994. He was Vice President/Marketing of Alaska Airlines from 1981 to June 1987. He is also a director of Washington Water Power, a Spokane, Washington, based public utility.

BRUCE R. KENNEDY (58) - Mr. Kennedy has been a director since 1972 and has served as Chairman of the Executive Committee since 1985, except for the period from November 1994 to February 1995. He is Chairman Emeritus of Air Group. He served as Chairman, Chief Executive Officer and President of Air Group from 1985 to 1991. He was also Chairman of Alaska Airlines from 1979 to 1991, Chief Executive Officer from 1979 to 1990 and President from 1978 to 1990.


CONTINUING DIRECTORS (Term expiring 1999)

BYRON I. MALLOTT (53) - Mr. Mallott has been a director since 1982 and serves on the Audit Committee. He served as Mayor of the City and Borough of Juneau, Alaska, from October 1994 to February 1995, when he was appointed Executive Director (chief executive officer) of the Alaska Permanent Fund Corporation (a trust managing proceeds from the state of Alaska's oil revenues). In December 1994, he completed a two-year appointment as Executive in Residence at the University of Alaska Southeast. He was a director of Sealaska Corporation, Juneau, Alaska, from 1972 to 1988; Chairman from 1976 to 1983; and Chief Executive Officer from 1982 through September 1992. He owns Mallott Enterprises (personal investments) and is a director of Horizon Air.

ROBERT L. PARKER, JR. (48) - Mr. Parker has been a director since 1975. He serves on the Executive Committee and is Chairman of the Compensation Committee. He has been President and Chief Executive Officer of Parker Drilling Company (oil and gas drilling contractor), Tulsa, Oklahoma, since December 1991. He was President and Chief Operating Officer of Parker Drilling Company from 1977 to 1991 and has been a director since 1977.

RICHARD A. WIEN (61) - Mr. Wien has been a director since 1982 and serves on the Compensation and Audit Committees. He has been Chairman and Chief Executive Officer of Florcraft, Inc. (retail flooring), Fairbanks and Anchorage, Alaska, since 1986. He is also a director of Horizon Air, National Bank of Alaska and Usibelli Coal Mine.


CONTINUING DIRECTORS (Term expiring 1998)

RONALD F. COSGRAVE (65) - Mr. Cosgrave has been a director since 1971 (except the period from 1981 to 1983) and serves on the Executive Committee. He was Chairman of Alaska Northwest Properties Inc. from 1979 to March 1997, when he became Executive Director of ANP LLC. He is a retired Chairman and Chief Executive Officer of Alaska Airlines and Chairman Emeritus and a director of Alaska Airlines.

R. MARC LANGLAND (55) - Mr. Langland has been a director since February 1991 and serves on the Audit and Compensation Committees. He has been President of Northrim Bank (banking), Anchorage, Alaska, since November 1990 and President of Norcap, Ltd. (investments) since May 1989. He was Chairman and Chief Executive Officer of Key Bank of Alaska from 1987 to 1988 and President from 1985 to 1987. He served on the Board of Trustees of the Alaska Permanent Fund Corporation from February 1987 to January 1991 and was Chairman from June 1990 to January 1991. He is also a director of Alaska Airlines, Northrim Bank, Usibelli Coal Mine and Totem Resources Corporation.

JOHN V. RINDLAUB (52) - Mr. Rindlaub was appointed a director in November 1996. He is currently Chairman of Seafirst Bank, a post he has held since 1993, and Group Executive Vice President of Bank of America NT and SA, responsible for the Northwest. Prior to his position at Seafirst, Mr. Rindlaub served as Group Executive Vice President/Asia Division for Bank of America and as a managing director for Banker Trust Company New York, Investment Banking Group. He is currently a director of the Seattle Branch of the Federal Reserve Bank.


RETIRING DIRECTOR

WILLIAM H. CLAPP - Mr. Clapp, a director since 1977, will not continue on the Air Group Board beyond the Annual Meeting in order to devote more time to his charitable and non-profit activities. He is Chairman and President of Matthew G. Norton Co. in Seattle and founder of Global Partnerships, an organization dedicated to the reduction of poverty.


DIRECTOR REMUNERATION

	Each outside director of Air Group receives an annual retainer of $15,000. Outside directors of Alaska Airlines or Horizon Air receive an annual retainer of $1,000. An annual retainer of $1,000 is also paid to each Committee chair. In addition, a meeting fee of $1,000 is paid for each Board or Committee meeting in which an outside director participates in person. If participation is via telephone, the fee is $750. When more than one meeting of a Board and/or Committee is held on the same day, only one meeting fee is paid.


THE BOARD OF DIRECTORS AND COMMITTEE MEETINGS

	The Board of Directors has established the following committees, which meet outside of regular Board meetings to assist the Board in discharging its responsibilities.

	Audit Committee. The Audit Committee consists of William H. Clapp (Chairman), R. Marc Langland, Byron I. Mallott and Richard A. Wien. Mr. Clapp, who has served as a director since 1977, has decided to step down from the Board of Directors, effective with the May 20 Annual Meeting. The Audit Committee is responsible for: (1) reviewing the annual report of the independent auditors; (2) evaluating the external and internal financial audit functions; (3) making recommendations to the Board of Directors with respect to the appointment of independent auditors and other auditing matters; and (4) evaluating the Company's compliance with environmental regulations. The Audit Committee held three meetings during 1996.

	Compensation Committee.  The Compensation Committee consists of Robert
L. Parker, Jr. (Chairman), Mary Jane Fate, R. Marc Langland and Richard A. Wien. The functions of the Compensation Committee are to: (1) make recommendations to the Board of Directors with respect to the salary of the Chairman and Chief Executive Officer; (2) approve salaries of executive officers of Alaska Airlines and Horizon Air; (3) make recommendations to the Board of Directors with respect to other executive compensation issues, including modification or adoption of executive compensation plans; (4) grant stock options; and (5) serve as administrator for the Company's stock option and other long-term incentive plans. The Compensation Committee held five meetings during 1996.

	Executive Committee. The Executive Committee consists of Bruce R. Kennedy (Chairman), John F. Kelly, Robert L. Parker, Jr. and Ronald F. Cosgrave. The Executive Committee serves as the nominating committee to select director nominees. The Executive Committee does not consider director nominations from stockholders; however, procedures and minimum notice provisions for stockholders to nominate directors are outlined in the Company's bylaws. The Executive Committee also makes recommendations to the Board on committee membership and chairs. The Executive Committee held three meetings during 1996.

	There were six Air Group Board of Directors meetings in 1996. All directors attended at least 75% of the meetings of the Board and committees on which they serve.


EXECUTIVE COMPENSATION

Summary Compensation Table
	The following table shows the compensation of the Company's chief executive officer and the four other most highly paid executive officers (the "named executive officers") for each of the last three fiscal years ended December 31. (Bonus figures are reported in the year earned.)

Summary Compensation Table
                                         Annual Compensation            Long-Term Compensation
                             -------------------------------   ---------------------------------
                                                      Other                Awards       Payouts
                                                      Annual    Restricted Underlying             All Other
                                                     Compen-      Stock     Options/     LTIP      Compen-
Name and                       Salary      Bonus     sation(1) Award(s)(2)   SARs(3)  Payouts(2)  sation(4)
Principal Position      Year     ($)        ($)        ($)         ($)         (#)        ($)        ($)

John F. Kelly           1996     376,923    339,231          -      0          206,300(5)  0           10,473
Chairman, President     1995     317,154     47,678          -      0           37,800     0           10,170
& CEO (Alaska)          1994     203,404    141,435          -      0            8,800     0           11,673

Harry G. Lehr           1996     231,231    138,738          -      0           14,600     0           10,990
Sr. Vice President/     1995     222,577     22,944          -      0           25,700     0           10,350
Finance (Alaska)        1994     161,308     96,785          -      0            7,000     0            7,272

George D. Bagley        1996     207,308    145,115          -      0           16,400     0           11,132
President & CEO         1995     170,813     18,133          -      0           20,800     0            6,984
(Horizon)               1994     153,654     92,192          -      0            7,000     0           18,624

John R. Fowler          1996     186,231    111,738          -      0           11,800     0            6,694
Sr. Vice President/     1995     178,654     18,416          -      0           20,600     0            6,483
Technical               1994     171,500    102,900          -      0            7,500     0            6,393
Operations (Alaska)

Michel A. Swanigan      1996     174,708    104,825          -      0           11,100     0            5,365
Vice President/Flight   1995     177,981      2,494          -      0           11,500     0            3,502
Operations (Alaska)     1994     155,847          0          -      0                0     0            3,218


(1)	The value of personal benefits and a corresponding tax gross-up did not exceed $50,000 or 10% of salary plus bonus for any of the above-named executives during the past three years.

(2)	The Company granted no restricted stock awards and no long-term incentive awards.

(3)	Tandem stock appreciation rights ("SARs") generally attach to up to 50%
of options granted. SARs are not paid in cash, but can only be exercised to receive a credit toward the exercise price of options.
SARs are not included with the options granted in 1996.

(4)	Represents Company-paid contributions to individual 40l(k) plan accounts and imputed income for the value (as determined by the Internal Revenue Service ("IRS") of a term life insurance benefit provided by the Company. In 1996, 401(k) contributions were: $4,750 each for Messrs. Kelly, Lehr, and Fowler; $9,500 for Mr. Bagley; and $3,544 for Mr. Swanigan. Imputed income for term life insurance during 1996 was: Mr. Kelly-$5,723; Mr. Lehr-$6,240; Mr. Bagley-$1,632; Mr.
Fowler-$1,944; and Mr. Swanigan-$1,821.

(5)	Includes a special grant of 150,000 options awarded to Mr. Kelly in
1996.


Equity Plan Information
	The stock options granted under the 1984 and 1988 Stock Option Plans and the 1996 Long-Term Incentive Equity Plan are exercisable at the fair market value of Air Group shares on the date of grant. The Compensation Committee is authorized to establish the terms of each grant. The stock options are not transferable. They are exercisable for cash, through a stock-for-stock exchange, through the use of SAR credits where they exist, or a combination of the three. The options are generally not exercisable until one year after grant and then become exercisable in 25% increments over a period of four years. Incentive stock options have a ten-year term, and nonqualified options have a term of approximately ten years and one month. Retiring employees may exercise vested options for six months after their retirement. Unvested options are canceled upon retirement. Unexercised options of employees who leave the Company for reasons other than retirement are canceled at the time their employment ends. The accelerated vesting provisions of all options are described under "Change-in-Control Arrangements" on page 15.

	The 1996 Long-Term Incentive Equity Plan provides for equity-based awards in addition to stock options.

	The following table shows grants of stock options to the named executive officers during 1996:

Option/SAR Grants in Last Fiscal Year
                         Individual Grants                                     Potential Realizable
                         ---------------------------------------------------   Value at Assumed Annual
                            Number of     % of Total                           Rates of Stock Price
                           Securities    Options/SARs                          Appreciation for Option
                           Underlying     Granted to                           Term (1)
                          Options/SARs   Employees in  Exercise or
                             Granted     Fiscal Year   Base Price   Expiration
Name                           (#)           (%)         ($/Sh)        Date        5% ($)        10% ($)

John F. Kelly (2)                150,000          39.5       24.000     8/15/06  2,264,021      5,737,473
                                  56,300          14.8       21.500     9/25/06    761,246      1,929,146

Harry G. Lehr                     14,600           3.8       21.500     9/25/06    197,410        500,276

George D. Bagley                  16,400           4.3       21.500     9/25/06    221,748        561,954

John R. Fowler (3)                11,800           3.1       21.500     9/25/06    159,551        404,332

Michel A. Swanigan (3)            11,100           3.1       21.500     9/25/06    150,086        380,347


(1)	The assumed rates of appreciation in the above table were suggested as examples by the Securities and Exchange Commission and are not intended to predict actual appreciation of Air Group common stock prices.

(2)	A special grant of 150,000 options was awarded to Mr. Kelly in 1996.

(3)	1,500 of the options granted to Mr. Fowler at $21.50 were incentive stock options and will expire on August 25, 2006; 10,100 of the options granted to Mr. Swanigan at $21.50 were incentive stock options and expire on August 25, 2006. They are shown together with the nonqualified stock options that were part of the same grant.


	The following table shows unexercised options held by each named executive officer at year end 1996. There is no assurance that the indicated values of any unexercised options will actually be realized.


Aggregated Option/SAR Exercises in 1996 and Fiscal Year-End Options/SAR  Value
                                               Number of                   Value of Unexercised
                                               Unexercised                 In-the-Money
                                               Options/SARs                Options/SARs
                                               at Fiscal Year End          at Fiscal Year End(2)
                         Shares                ------------------------------------------------------------------------------
                        Acquired      Value
                      on Exercise  Realized(1) Exercisable   Unexercisable  Exercisable   Unexercisable
Name                      (#)          ($)         (#)            (#)           ($)            ($)

John F. Kelly               42,225      486,950       5,025         240,850       27,009         184,628
Harry G. Lehr               20,000      176,675      14,125          38,775       68,578         128,034
George D. Bagley                 0            0      30,925          36,575      149,972         105,191
John R. Fowler              13,400      125,694      18,150          32,550       43,416         107,984
Michel A. Swanigan           2,875       24,734           0          19,725            0          46,828


(1)	Market price of underlying securities at exercise date minus the exercise price.

(2)	Defined as the market price of common stock at year end minus the exercise price.


BOARD COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

Executive Compensation Policy
	The Company's policy is to pay competitive compensation. The objectives of the Company's executive compensation policies are: to attract and retain highly qualified executives; to motivate officers to provide excellent leadership and achieve Company goals; to link the interests of executives and stockholders by tying a large portion of total compensation to Company profitability and stock value; and to reward outstanding performance. Executive compensation includes competitive base salary, a cash incentive plan tied to annual financial performance, and equity-based awards.

	Section 162(m) of the Internal Revenue Code eliminates the deductibility of certain compensation over $1 million paid to the named executive officers. The Company has not established a formal policy in connection with Section 162(m) because base plus bonus compensation of those individuals does not exceed that amount. Compensation from the exercise of options granted to date under the Company's stock option and equity plans qualifies for the deduction.

Base Salary
	1996 base salaries for other executive officers were approved by the Compensation Committee. They were based on subjective analysis of: competitive market rates; the market demand for each executive officer's skills; the executive's influence on long-term Company strategies and success; the relationships among executive positions; and individual leadership performance.

	To ensure that its overall compensation is appropriate, the Company periodically reviews executive compensation for Dow Jones Airlines Group companies, other air carriers, similarly sized Pacific Northwest companies and from broad-based national compensation surveys. The Company does not attempt to set executive compensation at specific target ranges of any particular survey. In 1996, executive officers (other than the CEO) received increases averaging 4.7%.

Management Incentive Plan
	Air Group's Management Incentive Plan ("MIP") links a significant portion of each executive's potential cash compensation to annual profitability. Thirty-six employees, including officers and key employees of the Company, Alaska Airlines and Horizon Air, currently participate in the plan.

	For awards to be paid, the Company must achieve or exceed profit goals established annually by the Compensation Committee. MIP goals are based on return-on-equity levels of 8%, 12% and 16% for threshold, target and maximum goals, respectively. Awards increase proportionately based on the degree to which goals are met. They can range from zero if the threshold is not met, to 30-45% of executive officers' base salaries if the target is met, up to a maximum of double the target award if profits reach or exceed the maximum goal. Award levels vary by position and can be adjusted for individual performance.

	No payments were made under the MIP for 1990 through 1993 because the threshold goal was not met. Payments made to the named executives for 1994 and 1996 were based on profits that exceeded the maximum goal. Payments made for 1995 were based on profits that exceeded the threshold but fell short of the full target. (See Summary Compensation Table on page 7.)

	For the executives in the Summary Compensation Table, the percentages of total potential cash compensation linked to performance under the MIP in 1996 were: Mr. Kelly - 47%; Mr. Lehr - 38%; Mr. Bagley - 41%; Mr. Fowler - 38%; and Mr. Swanigan - 38%.

Equity-Based Awards
	Although the 1996 Long-Term Incentive Equity Plan provides for equity-based awards in addition to stock options, stock options are the only equity-based compensation presently in use by the Company. They provide an incentive to maximize stock values, linking the long-term interests of executives with those of stockholders. Because options vest over several years, they also encourage executives to remain with the Company.

	The Committee grants options at market price, so recipients benefit only if the price of the stock appreciates and stockholders also benefit. No options have been repriced in the past ten years.

	The Committee does not base grants on ownership targets or on the number of options an individual has outstanding, because it believes doing so would discourage officers from retaining options or shares. Individual grants are determined according to base salary and position. The options granted to each of the named executive officers in 1996 are shown in the Summary Compensation Table and the Option Grant Table on pages 7 and 8.

CEO Compensation
Base Salary
	In recommending the CEO's base salary for approval by the Board of Directors, the Committee reviews competitive information similar to that used for other Company executives. The Committee does not target a specific range of competitive pay, but applies the information as it deems appropriate. By reviewing survey data periodically, the Committee believes it will remain mindful of compensation levels that would be required to recruit from outside the Company.

	The Board of Directors conducts an annual evaluation of the CEO's performance based on the Company's financial performance, the CEO's relationship with the Board, communication to the Board and other Company constituencies, investor relations, overall leadership, and strategic and succession planning.

	Following are examples of the kinds of accomplishments the Board considered in measuring performance during 1996. Air Group net income for 1996 was $38 million, representing the second-highest profit in the history of the Company. In addition, the Company achieved its highest return on equity in the past ten years in spite of skyrocketing fuel prices. Alaska Airlines boosted its aircraft utilization by another 4.4% over last year and increased its already strong market presence in the face of intense competition and a sixth straight year of declining fares. Other measurable productivity gains included improvements in the number of passengers served per employee. Steps taken to control costs were consistent with strategic plans to be competitive in a low-fare environment and to maintain a quality service differential over the competition. These steps included moving both Alaska Airlines and Horizon Air toward fleet simplification and incorporating state-of-the-art technology to improve efficiency and safety.

Management Incentive Plan
	The MIP award is the portion of the CEO's compensation that most directly relates to the Company's financial performance. It can range from zero if the threshold is not met, to 45% of base salary if the profit target is met, up to a maximum of 90% if profits reach or exceed the maximum goal. The profit measurements on which Mr. Kelly's 1996 MIP award was based were identical to those detailed on page 10 for all participants in the MIP. Mr. Kelly's 1996 MIP payment was $339,231.

Stock Options
	In 1996, Mr. Kelly was granted a total of 206,300 stock options under the Company's equity plans. Mr. Kelly's grant of 56,300 stock options was based on the criteria outlined earlier for option grants to executive officers in general. In keeping with past practice, the Compensation Committee made a special grant of 150,000 stock options to Mr. Kelly in 1996. The Committee feels having a significant amount of compensation tied to stock performance further aligns the CEO's interests with those of the Company's stockholders.

	By:	Alaska Air Group Compensation Committee
		Robert L. Parker, Jr., Chairman
		Mary Jane Fate, Committee Member
		R. Marc Langland, Committee Member
		Richard A. Wien, Committee Member


PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Return(1)
Among Alaska Air Group, the S & P 500 Index, and the Dow Jones Airlines
Group
(Fiscal Year Ended December 31)

PERFORMANCE GRAPH IS SHOWN HERE BASED ON THE DATA THAT FOLLOWS

Date     Alaska Air Group   S & P 500   Dow Jones Airlines(2)
1991         100.00          100.00          100.00
1992          76.71          107.62           97.88
1993          65.67          118.46          118.72
1994          69.73          120.03           83.07
1995          75.54          165.12          125.64
1996          97.63          203.05          144.82

(1)	Assumes $100 invested on December 31, 1991, in Air Group common stock, the S & P 500 Index and the Dow Jones Airlines Group with all dividends reinvested.

(2)	The companies included in the Dow Jones Airlines Group are:  Alaska Air
Group, AMR, Delta Airlines, Southwest Airlines, USAir and UAL.

	The Board of Directors and the Compensation Committee recognize that the market price of stock is influenced by many factors, only one of which is issuer performance. The stock price performance shown in the graph is historical and not necessarily indicative of future performance.

Salaried Retirement Plan
	The Company maintains a tax-qualified, defined benefit retirement plan for all salaried Alaska Airlines employees who have completed one year of service. Benefits payable under the Alaska Airlines Salaried Retirement
Plan ("Salaried Retirement Plan") are based on years of credited service and final average earnings. The annual retirement benefit at age 62
(normal retirement age under the Salaried Retirement Plan) is equal to two percent of the employee's final average earnings times years of credited service. Annual benefits are computed on a straight life annuity basis at normal retirement age. Benefits under the Salaried Retirement Plan are not subject to offset for Social Security benefits.

	The following table shows estimated Salaried Retirement Plan annual benefits during 1996 at various combinations of final average earnings and years of credited service. These estimates represent the straight life annuity benefit for an individual who retires at normal retirement age.

Final Average   	Annual Benefits Based on Years of Credited
Earnings (1)(2)   Service (2)
                  	15      	20       	25       	30      	35
$125,000	        $37,500  $50,000	  $62,500   $75,000  $87,500
$175,000	         52,500	  70,000	   87,500	  105,000	 122,500
$225,000   	      67,500	  90,000	  112,500	  135,000	 157,500
$300,000	         90,000  120,000	  150,000	  180,000	 210,000
$350,000	        105,000	 140,000	  175,000	  210,000	 245,000
$400,000	        120,000	 160,000	  200,000	  240,000	 280,000
$450,000	        135,000	 180,000	  225,000  	270,000	 315,000

(1)	Final average earnings for the named executives for the five-year period ended December 31, 1996 are: Mr. Kelly - $252,337; Mr. Lehr - $179,464; Mr. Bagley - $177,258; Mr. Fowler - $174,105; and Mr.
Swanigan - $174,707. Prior to his election as an officer in October 1995, Mr. Swanigan was an active participant in the Fixed Income Retirement Plan for Pilots. He is no longer accruing additional benefits under that plan. Based on his service and earnings as a pilot prior to October 1995, Mr. Swanigan will be eligible for an annual benefit of $42,216 at normal retirement age under the pilots plan.

(2)	IRS regulations limit the annual benefits that may be paid from a tax-
qualified retirement plan. The current limit is $125,000. In addition, IRS regulations limit the covered compensation on which annual retirement benefits are based to $160,000 in 1997. To the extent that the amounts shown in the table above exceed that IRS limitation, the excess is paid from the Officers Supplementary
Retirement Plan.


	All of the participants' base salaries, excluding bonuses, are covered under the Salaried Retirement Plan. The officers shown in the Summary Compensation Table have the following years of credited service and covered compensation as of December 31, 1996:

Named Executive     	Years of Credited Service(1)  	Covered Compensation(2)
Officer
John F. Kelly                 	19.3                 	$376,923
Harry G. Lehr	                  9.1                 	$231,231
George D. Bagley(3)            	3.1                 	$207,307
John R. Fowler	                 4.2                 	$186,231
Michel A. Swanigan             	1.1                 	$174,707

(1)	Reflects combined service at Alaska Airlines and Horizon Air since becoming eligible for the Salaried Retirement Plan.

(2)	Amounts in excess of IRS limitations will be paid from the Officers
Supplementary Retirement Plan.

(3)	When Mr. Bagley transferred from Alaska Airlines to Horizon Air in
October 1995, he was 100% vested under the Salaried Retirement Plan. Horizon Air does not have a similar plan, but will supplement his benefits to ensure that his retirement benefit will be equivalent to what he would have received had he continued with Alaska Airlines.


Officers Supplementary Retirement Plan
	In addition to the benefits described above, under the Officers Supplementary Retirement Plan ("Supplementary Plan"), elected officers of Air Group and Alaska Airlines and Horizon Air's Chief Executive Officer can receive retirement benefits, provided they have met service requirements. The Supplementary Plan is a nonqualified, unfunded, noncontributory defined benefit plan. Normal retirement benefits are payable once the officer reaches age 60 and has ten years of service as an elected officer. Annual benefits are calculated on a straight life annuity basis. Under the version of the Supplementary Plan applicable to officers elected prior to August 8, 1995, benefits can be up to 50% of a participant's final average earnings, offset by Social Security benefits. Under the version of the Supplementary Plan applicable to officers elected on or after August 8, 1995, benefits can range from 50% to 75% of a participant's final average earnings, offset by benefits from Company-sponsored qualified retirement plans and by Social Security benefits. Benefits under all versions of the Supplementary Plan are subject to vesting schedules that are dependent on the officer's length of service. Although we are unable to project estimated benefits at this time, final average earnings for the named executives under the Supplementary Plan at December 31, 1996 were: Mr. Kelly - $252,337; Mr. Lehr - $179,464; Mr. Bagley - $177,258; Mr. Fowler -
$174,105; and Mr. Swanigan - $160,313.


Change-in-Control Arrangements
	The Boards of Directors of Air Group and Alaska Airlines have adopted resolutions providing severance pay to all executive officers and certain other key employees in the event they are terminated within 24 months after a change in control of the Company. The formula provides for payments equaling from 12 to 24 months' salary, depending on length of service and the time elapsed between a takeover and termination. Because of these and other variables to be determined at the time of distribution, the value of this benefit cannot be determined at this time.

	Some Company benefit plans provide for accelerated vesting in the case of a change in control. Under the Supplementary Plan applicable to officers elected prior to August 8, 1995, after a change in control, benefits become vested at the rate of 10% per year of a participant's service as an elected officer. Under the Supplementary Plan applicable to officers elected on or after August 8, 1995, benefits become fully vested upon a change in control. The benefit after a change in control is equal to 10% of final average earnings for each year of service as an elected officer up to and including the fifth year. For officers having five or more years of service as an elected officer, the benefit amount ranges from 50% to 75% of final average earnings, depending on length of service.
Under all versions, the benefit remains subject to applicable offsets.

	The Supplementary Plan provides that, after a change in control, benefits will not be forfeited if an individual is terminated for cause (excluding dishonesty or criminal acts) or is later employed by a competitor. The value of this provision to the named executives cannot be determined at this time as the amount depends on a number of variables to be determined at the time of any change in control.

	Upon a change in control of the Company, outstanding options under the Company's 1984 and 1988 Stock Option Plans and 1996 Long-Term Incentive
Equity Plan become fully exercisable unless the Board of Directors determines otherwise. As of December 31, 1996, the value of accelerated vesting of options owned by each of the named executives would have been:
Mr. Kelly - $184,628; Mr. Lehr - $128,034;     Mr. Bagley - $105,191; and
Mr. Fowler - $107,984. The value of accelerated vesting of options for Mr. Swanigan would have been less than $100,000.

Section 16(a) Beneficial Ownership Reporting Compliance
	The Company has adopted procedures to assist its directors and officers in complying with Section 16(a) of the Securities Exchange Act of 1934, which includes assisting them in preparing forms for filing. All present and former officers and directors of the Company are current in their Exchange Act filings.


AUDITORS

	The Board of Directors has selected Arthur Andersen LLP, independent auditors, to examine the financial statements of Air Group and its subsidiaries for the fiscal year ending December 31, 1997. Arthur Andersen LLP examined the financial statements of Air Group and its subsidiaries for the year ended December 31, 1996. It is anticipated that representatives of Arthur Andersen LLP will be present at the Annual Meeting to answer questions by stockholders and will have the opportunity to make a statement if they desire to do so.


SOLICITATION

	The cost of soliciting proxies, including the cost of reimbursing brokers for forwarding proxy material to their principals, will be paid for by the Company. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies for the meeting. The Company will pay CIC approximately $3,000 in fees for its services and will reimburse it for reasonable out-of-pocket expenses. Proxies may be solicited by mail, personal interview, telephone or fax. Proxies may also be solicited by directors, officers, employees and other agents of the Company, who will receive no additional compensation therefor except for reimbursement of expenses.

	Proxy material may also be distributed through brokers and banks to the beneficial owners of the Company's common stock, and the Company may reimburse such parties for their reasonable fees and out-of-pocket expenses for such services.

	If you find it inconvenient to attend the meeting in person, your stock will be represented and voted if you will sign, date and mail the enclosed proxy card in the envelope provided for that purpose.


STOCKHOLDER PROPOSALS

	Under the rules of the Securities and Exchange Commission for a stockholder proposal to be included in the proxy statement for the 1998 Annual Meeting of Stockholders, it must be received by the Company at its corporate headquarters, P.O. Box 68947, Seattle, Washington 98168, by December 1, 1997. The Company's bylaws outline procedures, including minimum notice requirements, for bringing matters before the stockholders.


OTHER MATTERS

	The 1996 Annual Report of the Company was mailed to stockholders together with this proxy statement. The Company will furnish without charge a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, including financial statements and schedules to any stockholder who makes written request to the Finance Department at Alaska Air Group, Inc., P.O. Box 68947, Seattle, Washington 98168.



Keith Loveless
Corporate Secretary and Associate General Counsel

April 1, 1997
Seattle, Washington



PROXY CARD TEXT FOLLOWS


PROXY
	Alaska Air Group, Inc.
(use logo)

This Proxy is Solicited on Behalf of the Board of Directors
Annual Stockholders Meeting, May 20, 1997

The undersigned stockholder hereby appoints John F.
Kelly and Keith Loveless Proxies of the undersigned (with full power of substitution) and hereby authorizes them to represent and to vote at the above annual meeting all the shares of common stock of Alaska Air Group, Inc. that the undersigned would be entitled to vote if personally present. The Board of Directors recommends a vote FOR
Proposal 1.


IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO
VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE
THE MEETING.

(continued and to be signed on the reverse side)

SEE REVERSE SIDE

X

Please mark votes as in this example.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this proxy will be voted FOR Proposal 1.


1.	Election of Directors
	Nominees: 	Mary Jane Fate, John F. Kelly and Bruce R. Kennedy.

FOR ALL NOMINEES

WITHHELD FROM ALL NOMINEES

For except vote withheld from the following nominee(s)
___________________________________________

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please sign exactly as your name
appears hereon.  Joint owners should
each sign.  When signing as attorney,
executor, administrator, trustee or
guardian, please give full title as
such.

Signature(s)				Date

Signature(s)				Date